     As filed with the Securities and Exchange Commission on April 1, 1997

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No. ......)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                             LA QUINTA INNS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11
         1)      Title of each class of securities to which transaction
                 applies;
         2)      Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)      Proposed maximum aggregate value of transaction:
         5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)      Amount Previously Paid:
         2)      Form, Schedule or Registration Statement No.:
         3)      Filing Party:
         4)      Date Filed:

                          [Insert La Quinta Logo Here]





                                                                   April 7, 1997



Dear Shareholder:

       It is my pleasure to invite you to attend the 1997 Annual Meeting of Shareholders of La Quinta Inns, Inc. The meeting will be held on Thursday, May 22, 1997, at the Company's corporate offices in the 3rd Floor Conference Room, 112 East Pecan Street, San Antonio, Texas at 10:00 a.m., local time.

       The accompanying Notice of Annual Meeting and the Proxy Statement on the following pages covers the formal business of the meeting, which includes the election of directors, the approval of an adjustment to the stock option grant limits under the 1984 Stock Option Plan to account for stock splits, and the approval of auditors. Formal business at this meeting will also include approval of an amendment of the Company's Articles of Incorporation increasing the authorized stock and approval of the 1997 Equity Participation Plan. To familiarize you with the nominees for director, all of whom served as directors last year, the Proxy Statement contains biographical information of each nominee.

       We hope you will be able to attend the Annual Meeting of Shareholders. In any event, in order that we may be assured of a quorum, please sign the accompanying proxy card and return it promptly in the envelope enclosed for your use. Your vote is important. On behalf of the management and directors of La Quinta Inns, Inc., I want to thank you for your continued support and confidence in 1996.



                                                            Sincerely,





                                                         Thomas M. Taylor
                                                       Chairman of the Board

                               TABLE OF CONTENTS




                                                                             PAGE
                                                                             ----
Notice of Annual Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Solicitation and Revocability of Proxies  . . . . . . . . . . . . . . . . . .  2

Election of Directors (Proposal No. 1)  . . . . . . . . . . . . . . . . . . .  2

Meetings and Committees of the Board of Directors . . . . . . . . . . . . . .  4

Principal Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Security Ownership of Management  . . . . . . . . . . . . . . . . . . . . . .  7

Compensation of Executives  . . . . . . . . . . . . . . . . . . . . . . . . .  9

       Report of Compensation and Stock Option Committee  . . . . . . . . . .  9

       Comparison of Five Year Cumulative Total Returns   . . . . . . . . . . 13

       Summary Compensation Table   . . . . . . . . . . . . . . . . . . . . . 14

       Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

       Stock Option Exercises   . . . . . . . . . . . . . . . . . . . . . . . 17

Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . 17

Employment Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . 18

Approval of Amendment to the 1984 Stock Option Plan (Proposal No. 2)  . . . . 19

Approval of Amendment increasing authorized Common Stock (Proposal No. 3) . . 20

Approval of the 1997 Equity Participation Plan (Proposal No. 4) . . . . . . . 22

Approval of Independent Public Accountants (Proposal No. 5) . . . . . . . . . 28

Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                          [Insert La Quinta Logo here]





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1997

       The Annual Meeting of Shareholders of La Quinta Inns, Inc., a Texas corporation (the "Company"), will be held in the 3rd Floor Conference Room of the Company's corporate offices, 112 East Pecan Street, San Antonio, Texas, on Thursday, May 22, 1997, at 10:00 a.m., for the purpose of considering and acting upon the following:

       1.     The election of six (6) Directors of the Company;

       2. The approval of an amendment to the 1984 Stock Option Plan to adjust annual grant limits for stock splits;

       3. The approval of an amendment to the Articles of Incorporation increasing the authorized Common Stock;

       4.     The approval of the 1997 Equity Participation Plan;

       5. The approval of the appointment of independent auditors for the 1997 fiscal year; and

       6. The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

       Only shareholders of record at the close of business on March 31, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournment thereof.

       We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. The vote of every shareholder is important and the Board of Directors of the Company appreciates the cooperation of shareholders in promptly returning proxies which helps to limit expenses incident to proxy solicitation.


                                                   BY ORDER OF THE
                                                  BOARD OF DIRECTORS




                                                     John F. Schmutz
                                             Vice President-General Counsel
                                                     and Secretary


April 7, 1997


                              [Insert NYSE Symbol]

                          [Insert La Quinta Logo Here]




                                 P. O. Box 2636
                         San Antonio, Texas  78299-2636

                                PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

       The enclosed proxy is solicited on behalf of the Board of Directors of La Quinta Inns, Inc., a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders on Thursday, May 22, 1997, at 10:00 a.m. to be held in the 3rd Floor Conference Room of the Company's corporate offices, 112 East Pecan Street, San Antonio, Texas, and at any adjournment thereof.

       Any shareholder giving a proxy for the meeting has the power to revoke it at any time prior to its use by granting a subsequently dated proxy, by attending the Annual Meeting and voting in person, or by otherwise giving notice in person or in writing to the Secretary of the Company. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter and broker non-votes will have no effect. The approximate date on which this Proxy Statement and the accompanying form of proxy are first sent or given to security holders is April 7, 1997.


                      OUTSTANDING SHARES AND VOTING RIGHTS

       Only holders of record of Common Stock of the Company at the close of business on March 31, 1997 shall be entitled to vote at the meeting. There were 77,609,690 shares of Common Stock issued and outstanding on the record date. The Company has declared four 3-for-2 stock splits since 1993. All share amounts in this Proxy Statement (except as otherwise specifically indicated herein) have been adjusted retroactively to give effect to such stock splits. Each share outstanding entitles the holder thereof to one vote. Proposal No. 1 requires an affirmative vote of a plurality of votes cast for approval. Proposals Nos. 2, 4 and 5 each require an affirmative vote of at least a majority of votes cast for approval. Proposal No. 3 requires an affirmative vote of at least two-thirds of the total number of outstanding shares entitled to vote thereon.


                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

       The Board of Directors has, pursuant to the Company's Amended and Restated By-Laws, recently fixed the number of members of the Board of Directors at six (6) commencing with the 1997 Annual Meeting of Shareholders. The Company's current directors are all nominated for election at the Annual Meeting. Proxies cannot be voted for a greater number of directors than the number of nominees named herein. Each director is to hold office until the next Annual Meeting and until his successor is elected and qualified. The directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. A quorum will be present at the Annual Meeting if the holders of a majority of shares of the Company's Common Stock are represented in person or by proxy.

       The proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees for election as directors unless otherwise instructed in such proxy. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for election, the proxies named in the accompanying proxy intend to vote for the election of a substitute nominee of their selection. Certain information concerning directors and nominees is set forth below:

    NOMINEE              SERVED AS
      FOR                DIRECTOR
    DIRECTOR              SINCE        AGE            PRINCIPAL OCCUPATION
    --------             -------      -----           --------------------
Dr. William H.
Cunningham                  1985       53         Chancellor of The University of Texas System since September 1992;
                                                  prior thereto, President of The University of Texas at Austin from
                                                  September 1985 to September 1992; Dean of the College  of Business
                                                  Administration and Graduate School of Business of The University of
                                                  Texas at Austin from 1983 to August 1985; Director of Jefferson-Pilot
                                                  Corporation, LBJ Foundation Board, John Hancock Advisors, Inc. and
                                                  advisory director of Texas Commerce Bank-Austin.

Gary L. Mead(1)             1992       49         Director and President and Chief Executive Officer of the Company since
                                                  March 3, 1992; Executive Vice President-Finance of Motel 6 G.P., Inc.,
                                                  the sole general partner of Motel 6, L.P., from October 1987 to January
                                                  1991.

William J. Razzouk          1996       49         Director and Chief Executive Officer of Advanta Information Services,
                                                  Inc. since September 1996; Director Healthstream, Inc. since August
                                                  1996; prior thereto, President & Chief Operating Officer for America
                                                  Online, Inc. February 1996 to June 1996; Executive Vice President,
                                                  World Wide Customer Operations for Federal Express from 1993 to
                                                  February 1996; Senior Vice President-Sales & Customer Service, World
                                                  Wide for Federal Express from 1990-1993.

Peter Sterling              1991       55         Vice President and Chief Financial Officer of Sid R. Bass, Inc. and Lee
                                                  M. Bass, Inc. (diversified investment firms) since September 1, 1983.

Kenneth T. Stevens          1995       45         Chairman and Chief Executive Officer of Banc One Retail Group since May
                                                  1, 1996; President of Taco Bell Corporation from June 1994 to April
                                                  1996; prior thereto, Executive Vice President-Marketing & New Concepts from May 1993 to June 1994; Senior Vice President-Treasurer of PepsiCo,
                                                  Inc. from August 1992 to May 1993; Senior Vice President-Strategic
                                                  Planning from April 1991 to August 1992.

    NOMINEE              SERVED AS
      FOR                DIRECTOR
    DIRECTOR              SINCE            AGE              PRINCIPAL OCCUPATION
    --------             -------          -----             --------------------
Thomas M. Taylor          1991             54            Chairman of the Board of the Company since March 11, 1994;
                                                         President of Thomas M. Taylor & Co. (an investment consulting firm) since May 1985; President of TMT-FW (a diversified
                                                         investment firm) since September 1989; director of Kirby
                                                         Corporation and John Wiley & Sons, Inc., Chairman of the Board
                                                         of Encal Energy, Ltd.

(1) Pursuant to the terms of a five-year Employment Agreement entered into between the Company and Mr. Mead on March 3, 1992, the Board of Directors of the Company nominated him for election as a director of the Company as part of management's slate of nominees at each annual meeting of shareholders and appointed Mr. Mead to the Board's Executive Committee during the term of such Employment Agreement.

       Except as indicated above, none of the nominees for director is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors of the Company held nine (9) meetings during the year ended December 31, 1996. Each director attended at least 75 percent of the aggregate of: (a) the total number of meetings of the Board held during the period of which he was a director and (b) the total number of meetings held by all committees of the Board on which he served during such period. Mr. Razzouk was appointed to the Board on September 27, 1996.

       The Audit Committee, currently composed of Messrs. Razzouk, Stevens and Sterling (Chairman), met four times during 1996. The Audit Committee has the responsibility, among other things, to recommend the selection of the Company's independent accountants, review and approve the scope of the independent accountants' audit activities, review the Company's financial statements which are the subject of the independent accountants' certification, review with such independent accountants the adequacy of the Company's basic accounting system and the effectiveness of its internal audit activities and review related party transactions.

       The Compensation and Stock Option Committee, composed of Messrs. Cunningham (Chairman) and Taylor met three times during 1996. The Compensation and Stock Option Committee reviews the salaries, bonuses, stock option grants and other direct and indirect compensation and benefits for all Company officers and key employees. The Company's 1984 Stock Option Plan is administered by the Compensation and Stock Option Committee, which has sole authority to grant options to employees of the Company.

       The Executive Committee of the Board is currently composed of Messrs. Mead (Chairman) and Taylor. The Executive Committee has the authority to exercise substantially all the powers of the Board that may legally be delegated to it in the management and direction of the business and affairs of the Company during intervals between meetings of the Board of Directors, other than matters involving a commitment in excess of $15,000,000.

       The entire Board of Directors currently acts as the nominating committee for directors and will consider nominations by shareholders for directors. Any such nominations for the election to be considered at the next Annual Meeting, currently scheduled for May 1998, together with a statement of the nominee's qualifications and consent to be considered as a nominee and to serve if elected, should be mailed to the Secretary of the Company no later than December 15, 1997, in order for the nominee to be included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders.

                             PRINCIPAL SHAREHOLDERS


       The Company knows of no person who, as of March 3, 1997, owned beneficially more than five percent (5%) of the Company's outstanding voting securities, except as indicated in the table below.


                                      SHARES OF COMMON STOCK
NAME AND ADDRESS                        BENEFICIALLY OWNED        PERCENT
OF BENEFICIAL OWNER                    AS OF MARCH 3, 1997        OF CLASS
-------------------                    -------------------        --------
Thomas M. Taylor & Co.                       3,461,280               4.5%
Portfolio C Investors, L.P.                  2,558,400                *
Thomas M. Taylor                               151,875(1)             *
Jason Michael Taylor Trust                       5,062                *
Sid R. Bass, Inc.                            4,147,957               5.3%
Lee M. Bass, Inc.                            4,147,957               5.3%
The Bass Management Trust                    4,292,088(2)            5.5%
The Airlie Group, L.P.                         487,500                *
Annie R. Bass Grandson's Trust
   for Lee M. Bass                             806,305               1.0%
Annie R. Bass Grandson's Trust
   for Sid R. Bass                             806,305               1.0%
Douglas K. and Anne Marie Bratton                8,062                *
Douglas K. Bratton                               2,530                *
Miles Ellis Bratton 1991 Trust                   2,530                *
Bratton Family Foundation                       15,000                *
Thomas W. Briggs                                25,312                *
Michael N. Christodolou                         15,187                *
W. Forrest Tempel                                5,062                *
William P. Hallman, Jr.                        253,125(3)             *
Peter Sterling Trusts                           12,655                *
Peter Sterling                                 491,060(4)             *
Cotham Family Partners, L.P.                     7,500                *
  (as a Group)                             -----------
  c/o W. Robert Cotham                      21,702,752(5)           27.9%
  2600 First City Bank Tower
  Fort Worth, Texas   76102

The Equitable Companies, Inc.                9,494,032(6)           12.2%
  787 Seventh Avenue
  New York, New York   10019

Gary L. Mead                                 4,424,063(7)            5.4%
  112 East Pecan
  San Antonio, Texas   78205

---------------

*Less than one percent (1%)

(1) Mr. Taylor beneficially owns 121,500 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and 30,375 shares which he has the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan. In addition, Mr. Taylor may be deemed to beneficially own the shares beneficially owned by Thomas M. Taylor & Co., Portfolio C Investors, L.P. and The Airlie Group, L.P. The aggregate of all of such shares which Mr. Taylor may be deemed to beneficially own is 6,659,055.

(2) Perry R. Bass, solely in his capacities as sole trustee and as one of two trustors, has sole voting and dispositive power with respect to the 4,292,088 shares owned by The Bass Management Trust.

(3) A May 1, 1996 Schedule 13D amendment provided to the Company reflects that William P. Hallman, Jr., because of his position as the trustee, also has "sole voting power" and "sole dispositive power" with respect to the following trusts listed in the table above: (i) Annie R. Bass Grandson's Trust for Sid R. Bass with respect to 806,305 shares, (ii) Annie R. Bass Grandson's Trust for Lee M. Bass with respect to 806,305 shares, (iii) Peter Sterling Trusts with respect to 12,655 shares and
       (iv) Matthew Kingston Cotham 1996 Trust, which is the sole general partner of Cotham Family Partners, L.P., with respect to 7,500 shares.

(4) Mr. Sterling beneficially owns 121,500 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and 30,375 shares which he has the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan.

(5) Thomas M. Taylor, Sid R. Bass, Lee M. Bass and other investors, including the persons named above, have filed a Schedule 13D Statement, amended through February 7, 1997, with the Securities and Exchange Commission. The persons making the Schedule 13D filing have stated that neither the fact of such filing nor anything contained therein shall be deemed an admission by them that a "group" exists within the meaning of
       Section 13(d)(3) of the Securities Exchange Act of 1934.

(6) A February 12, 1997 amended Schedule 13G provided to the Company by The Equitable Companies, Inc. ("Equitable") reflects that AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially own a majority interest in AXA, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(7) Mr. Mead has "sole voting power" and "sole dispositive power" with respect to (i) 303,750 shares which he beneficially owns, (ii) 3,290,625 shares which he presently has the right to acquire pursuant to a non-qualified stock option agreement dated March 3, 1992 (the "Mead Stock Option Agreement") and (iii) 829,688 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996.

The information reflected for such groups or beneficial owners is based on statements and reports filed with the Securities and Exchange Commission and furnished to the Company by such groups. No independent investigation concerning the accuracy thereof has been made by the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

       Based upon information received upon requests from the persons concerned, each current director and nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group owned beneficially as of March 3, 1997, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

NAMES OF INDIVIDUAL                         SHARES BENEFICIALLY OWNED
OR IDENTITY OF GROUP                           AS OF MARCH 3, 1997                  PERCENT OF CLASS
--------------------                           -------------------                  ----------------
CURRENT DIRECTORS:

William H. Cunningham                                 121,500 (1)                         *
Gary L. Mead                                        4,424,063 (2)                        5.4%
William Razzouk                                           -0- (3)                         *
Peter Sterling                                        491,060 (4)                         *
Kenneth T. Stevens                                     45,562 (5)                         *
Thomas M. Taylor                                    6,659,055 (6)                        8.6%

OTHER NAMED
EXECUTIVE OFFICERS:

William C. Hammett, Jr.                              457,208 (7)                          *
Stephen B. Hickey                                     75,000 (8)                          *
John F. Schmutz                                      214,749 (9)                          *
Steven T. Schultz                                    236,124 (10)                         *

All directors and executive
officers as a group (11 persons)                  12,724,321 (11)                       15.4%

----------

*Less than one percent (1%)

(1) The shares shown as beneficially owned by Dr. Cunningham represent (i) 91,125 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and (ii) 30,375 shares he will have the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan.

(2) The shares shown as beneficially owned by Mr. Mead include (i) 3,290,625 shares which he presently has the right to acquire pursuant to the Mead Stock Option Agreement and (ii) 829,688 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996.

(3) Mr. Razzouk received a stock option grant of 22,781 shares at the time he was appointed to the Board in September, 1996, which he will have the right to acquire on September 28, 1997 under the Company's 1984 Stock Option Plan. These shares are not deemed to be beneficially owned on March 3, 1997.

(4) The shares shown as beneficially owned by Mr. Sterling include (i) 121,500 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and (ii) 30,375 shares which he will have the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan.

(5) The shares shown as beneficially owned by Mr. Stevens include (i) 15,187 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and (ii) 30,375 shares which he will have the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan.

(6) The shares shown as beneficially owned by Mr. Taylor (i) include 3,461,280 shares that Mr. Taylor may be deemed to own beneficially because of his position as the President, sole director and sole shareholder of Thomas M. Taylor & Co., (ii) 2,558,400 shares that Mr. Taylor may be deeded to own beneficially because of his position as President and sole stockholder of Trinity Capital Management, Inc., which is the sole general partner of TF Investors, L.P., which is the sole general partner of Trinity I Fund, L.P., which is the sole stockholder of Portfolio Associates, Inc., which is the sole general partner of Portfolio C. Investors, L.P., (iii) 487,500 shares that Mr. Taylor may be deemed to own beneficially because of his position as President and sole shareholder of TMT-FW, Inc., which is one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group L.P., (iv) 121,500 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan and (v) 30,375 shares he will have the right to acquire on May 24, 1997 under the Company's 1984 Stock Option Plan.

(7) The shares shown beneficially owned by Mr. Hammett, Senior Vice President-Chief Financial Officer of the Company, include (i) 3,667 shares owned beneficially by Mr. Hammett, (ii) 4,455 shares held by his wife and (iii) 449,086 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996. Mr. Hammett disclaims beneficial ownership of the 4,455 shares held by his wife.

(8) The shares shown beneficially owned by Mr. Hickey, Senior Vice President-Marketing of the Company reflect 75,000 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1995.

(9)    The shares shown beneficially owned by Mr. Schmutz, Vice
       President-General Counsel of the Company reflect 214,749 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996.

(10) The shares shown beneficially owned by Mr. Schultz, Senior Vice President-Development of the Company reflect 236,124 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Excluded from this table are the unvested portion of stock options granted in 1996.

(11) The holdings shown for all directors and executive officers as a group include 5,444,584 shares which the directors and executive officers have the right to acquire under the Company's 1984 Stock Option Plan and the Mead Stock Option Agreement. Shares acquirable pursuant to stock options, which are exercisable either within sixty (60) days after March 3, 1997, in the case of executive officers, or on or before May 23, 1997, in the case of non-employee directors are shown as being beneficially owned by members of such group in the above table and have been considered to be outstanding for purposes of calculating the percentage ownership of all directors and executive officers as a group.

       All directors and executive officers as a group beneficially own a total of 7,279,738 shares (9.4%) of the Company's outstanding Common Stock excluding the 5,444,584 shares referred to in note (11) above which certain directors and executive officers have the right to acquire under the Company's Stock Option Plan.

       Except as reflected in the notes to the preceding table, each nominee for director owns directly the number of shares indicated in the table and has the sole power to vote and dispose of such shares.

                           COMPENSATION OF EXECUTIVES

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION


RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

       The Compensation and Stock Option Committee (the "Committee") is responsible for (i) implementing compensation and benefit programs for executive officers and other key managers designed to attract, motivate and retain those individuals responsible for the success of the Company; (ii) maintaining, administering, and enhancing such programs in a manner which will benefit the long-term interests of La Quinta and its shareholders; (iii) determining the compensation of the Company's executive officers and (iv) approving and supervising the administration of all grants of stock options, and recommending modifications and/or additional programs to the Board of Directors and shareholders. The Committee serves pursuant to a Grant of Authority adopted by the Board of Directors. It is composed entirely of independent directors who have never served as officers of the Company.

COMPENSATION PHILOSOPHY

       The Committee believes that compensation of the Company's officers and key management should be determined according to a competitive framework and based upon overall financial results, individual contributions, and business results that aid in building value for the Company's shareholders. Within this overall philosophy, the Committee's specific objectives are to:

   o Provide annual variable compensation awards that (i) take into account the Company's overall performance relative to corporate objectives and
       (ii) are based on individual contributions and results that help create value for the Company's shareholders.

   o Align the financial interests of executive officers and key management with those of shareholders by providing significant equity-based long-term incentives.

   o Emphasize performance-based and equity-based compensation versus fixed compensation at the executive level, providing a significantly greater proportion of total compensation which is equity-based. Consequently, executive officers have a greater proportion of total compensation at risk, so that payment will vary depending upon the Company's overall performance, individual contributions and business results.

BASE SALARY

       The Company has maintained the philosophy that the compensation of its executive officers and other key employees should be directly linked to operating performance. Toward this end, base salaries of the executive officers are set at or below median levels based upon comparative industry data, while bonus payouts are set based upon performance. Base salaries for new management employees are determined by evaluating the responsibilities of the respective position and the individual's experience, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the performance of the Company, the performance of the respective executive, other incentive based compensation, the competitive marketplace and cost of living. Significant emphasis is placed upon stock option grants based upon the Company's performance to reward its officers and key employees. For 1996, based on the foregoing factors and a review made in December 1996, the Committee determined that Mr. Mead would not receive an increase in base salary. The remaining highest paid executives received base salary increases averaging 2.4 percent. In keeping with this philosophy on management compensation, increases in salary for Company personnel generally were maintained within a targeted average increase of three and one-half percent for 1996.

STOCK OPTIONS

       The Company places significant emphasis on the potential of the 1984 Stock Option Plan ("1984 Plan"), its potential successor - (see Proposal to Adopt the 1997 Equity Participation Plan of La Quinta Inns, Inc. (Proposal No.
4)), and other non-qualified stock options issued by the Board to instill long-term incentives on the executives' part to continue the growth in shareholder value. All key employees of the Company, as determined by the Committee, persons designated to become key employees of the Company and non-employee directors of the Company are eligible to receive options under the 1984 Plan. Non-employee directors of the Company are only eligible to receive grants of options under the 1984 Plan according to the special terms, conditions and rules established under the 1984 Plan for non-employee directors. (See section entitled "Compensation of Directors".) On February 22, 1996, stock option grants totaling 417,500 shares under the 1984 Plan were made to certain officers and key management personnel to provide further incentives for these individuals in the continued growth in shareholder value. On February 26, 1997, Mr. Mead received a grant of 250,000 shares at an exercise price of $19.875, one fourth of which will become exercisable in February 1998, 1999, 2000 and 2001 respectively. On the same date, certain other officers received various grants on the same terms, totaling 420,000 shares in the aggregate. Additional grants were also made to certain non-officer, key management personnel at this time, totaling 27,300 shares in the aggregate, under the above terms.

INCENTIVE BONUS

       The Company's incentive compensation plan rewards officers and other key employees of the Company who are in a position to make substantial contributions to the growth and profitability of the Company. Continuance of the plan and the granting of bonuses are based upon Company performance relative to its business plan. In 1996, 50% of the executive officers' bonuses were based upon meeting financial targets set by the Committee at the beginning of the year for increasing the Company's adjusted operating income. The remaining 50% of the officer bonus was discretionary, to be based upon individual performances as determined by the individual officer's performance and contributions to the Company. Outstanding performance could result in a bonus payment that exceeded an individual's target opportunity, but the total discretionary pool was limited to a percentage equal to the extent the aforesaid financial target was met. The target bonus potential ranged from 50% of base salary for Mr. Mead, 40% for Senior Vice Presidents and 35% for Vice Presidents, with additional discretion on the Committee's part to grant additional awards for exceeding the Company's financial targets. Awards in 1996 were limited to 52 percent of the target bonus potential, based upon the extent to which the aforesaid objectives were met. Bonus awards made to the CEO and the next four highest paid executive officers are found in the "Cash Compensation" summary under Executive Compensation. During the year ended December 31, 1996, bonuses and awards under incentive compensation plans accruing to all other participating officers and key corporate employees of the Company as a group amounted to $1,418,470. Plan participants for the year ended December 31, 1996 included 20 officers and 123 non-officer, key management persons of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

       The Committee subscribes to the philosophy that the overall compensation of the CEO should be linked directly to the Company's operating performance and growth in shareholder value. Consequently, the CEO's compensation package places great emphasis on measurable enhancement of these dual criteria as opposed to a higher base salary. Mr. Mead was hired in 1992 with a base salary of $350,000, which was below that of most comparably situated chief executive officers in the industry. Since that date, the CEO's base salary has remained at $350,000 through 1996. In future years, Mr. Mead's base salary will be reviewed for increases based upon Company performance as determined by the Committee, with emphasis continuing to be placed on bonuses and other incentives which serve to enhance the long-term growth of the Company.

       The target bonus potential range for the CEO's incentive bonus is 50% of base salary, of which 50% is based upon meeting the Company's financial targets and the other 50% is discretionary, based upon performance and contributions to the Company during 1996. The Committee may also make a further discretionary award for exceeding the Company's financial targets. Mr. Mead was paid a bonus of $95,000 for 1996, which equated to 52 percent of the financial target and
56.6 percent of the discretionary target. Mr. Mead's bonus took into account his role in directing the Company's accomplishments during 1996. The Company achieved a 17.1 percent increase in recurring earnings per share in 1996, together with a 7 percent increase in revenues. Recurring EBITDA increased
10.8 percent over 1995. The CEO's incentive compensation for 1997 and beyond will be based upon the Company's performance against its business plan, as stated above.

       As previously stated, the Committee believes that the CEO's total compensation should be weighed heavily in favor of operating performance and growth in shareholder value. Consequently, the cornerstone of Mr. Mead's total compensation program remains non-qualified stock options which instill long-term incentives on the CEO's part to continue growing shareholder value. Mr. Mead was granted options for 650,000 (3,290,625 post-split) shares under a non- qualified stock option agreement upon joining the Company in March of 1992 (the "Mead Stock Option Agreement"). Additionally, Mr. Mead, along with most officers of the Company, was granted additional stock options under the 1984 Plan on March 11, 1994 in recognition of the Company's achievements in 1993. Mr. Mead's stock option grant of 225,000 (759,375 post-split) shares under the 1984 Plan vested in April 1995 when the Company's Common Stock averaged over $26.667 ($17.778 post-split) per share for 20 consecutive trading days prior to March 11, 1997. On February 22, 1996, the Committee approved a further grant of 187,500 (281,250 post-split) shares to Mr. Mead under the 1984 Plan as well as grants to certain officers and key management personnel whose existing grants were due to become fully vested in 1996. As previously stated, Mr. Mead received a further grant of 250,000 shares under the 1984 Plan on February 26, 1997, along with grants to certain other officers and key management personnel.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

       The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the new law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 are limited (subject to certain exceptions) to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

       In particular, stock options will satisfy the performance-based exception if awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to an employee within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). The 1984 Plan was amended by stockholders at the 1994 Annual Meeting of Shareholders in part to provide for an annual maximum limitation of 350,000 on the number of shares subject to options which may be granted to any individual employee under the 1984 Plan.

       A further amendment to the 1984 Plan is being proposed to shareholders (see Proposal To Amend the Amended and Restated La Quinta Inns, Inc. 1984 Stock Option Plan (Proposal No. 2)) to increase the limit on the number of shares subject to options which may be granted to one individual employee in any one year to 525,00 shares, which has the effect of adjusting the current 350,000 share limit to account for the July 1996 stock split in the form of a stock dividend. This proposal would also permit the Company's Executive Vice President and Chief Operating Officer, Ezzat S. Coutry, to retain certain options granted in contemplation of, and conditioned upon shareholder approval. Mr. Coutry received two grants on October 1, 1996 upon his employment with the Company, one for 350,000 shares, and the other for 150,000 shares, conditioned upon shareholder approval of Proposal No. 2. Another proposal for which shareholder approval is being sought would replace and terminate the 1984 Plan, and would set a limit on the number of shares subject to options which may be granted to any one individual employee in any one year at 500,000 shares, to be automatically adjusted for stock splits and certain other corporate transactions as defined in the plan (See Proposal To Adopt the 1997 Equity Participation Plan of La Quinta Inns, Inc. (Proposal No. 4)).


       In structuring the Company's compensation programs and in determining the appropriateness of awards, the Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment, the Committee intends to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for awards as part of executive compensation that are performance-based and thus deductible by the Company. However, this commitment does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if there exists sound corporate reasons for so doing.


                                        COMPENSATION AND STOCK OPTION COMMITTEE
                                           Dr. William H. Cunningham,
                                           Chairman Thomas M. Taylor

                     PERFORMANCE OF COMPANY'S COMMON STOCK

       Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Dow Jones Equity Market Index, and (b) a group of peer issuers with similar businesses. The graph assumes reinvestment of dividends.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS AMONG
                             LA QUINTA INNS, INC.,
                 DOW JONES EQUITY INDEX AND LODGING PEER GROUP


                                    [CHART]

* This peer group consists of Hilton Hotels Corporation during all years and Marriott Corporation from January 1, 1991 to October 7, 1993, Marriott Host and Marriott International from October 8, 1993 to December 28, 1995 and Host Marriott, Marriott International and Host Marriott Services from December 29, 1995.

                              SUMMARY COMPENSATION
SUMMARY COMPENSATION TABLE

       The following table contains information with respect to compensation for services rendered in all capacities to the Company during the year ended December 31, 1996, for each of the five most highly compensated executive officers of the Company.

                                                                      LONG-TERM
                                                                      ---------
                                                                     COMPENSATION
                                                                     ------------
                                  ANNUAL COMPENSATION                   AWARDS
                                  -------------------                   ------

                                                                      SECURITIES
                                                                      UNDERLYING              ALL OTHER
NAME/POSITION                YEAR      SALARY       BONUS(a)         OPTIONS/SARS          COMPENSATION(b)
-------------                ----      ------       --------         ------------          ---------------
Gary L. Mead                1996       $350,000      $ 95,000           281,250(c)              $3,968
President and CEO           1995        350,000       255,000                --                  3,968
                            1994        350,000       250,000           759,375(c)               3,968


William C. Hammett, Jr.     1996       $210,000      $  44,800           52,500(d)              $2,088
Senior Vice President       1995        205,000         98,400               --                  2,088
Chief Financial Officer     1994        200,000         88,000           67,500(d)               2,088


Stephen B. Hickey           1996       $210,000      $  41,900               --                 $3,456
Senior Vice President       1995        110,385         56,400          300,000(e)               2,016
Marketing                   1994             --             --               --                     --

John F. Schmutz             1996       $159,000      $  29,000           15,000(f)              $1,618
Vice President              1995        155,000         63,000               --                  1,566
General Counsel             1994        150,000         60,000           21,937(f)               1,566

Steven T. Schultz           1996       $210,000      $  44,800           52,500(d)              $2,088
Senior Vice President       1995        205,000         98,400               --                  1,827
Development                 1994        175,000         88,000           67,500(d)               1,827


---------------

(a) These amounts are the cash awards under the Incentive Compensation Plan previously described.
(b) All Other Compensation for named individuals consists of the value of life insurance premiums. Other Annual Compensation for Messrs. Mead, Hammett, Hickey, Schmutz and Schultz consists of personal benefits including automobile allowance, relocation and closing costs on the purchase of homes, and in certain cases, income tax preparation. For the years 1994, 1995 and 1996, amounts of Other Annual Compensation for each individual named above aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever was lower. Accordingly, no such amounts are included in the Table.
(c) On March 11, 1994, Mr. Mead received options for the purchase of 759,375 shares. On April 26, 1995, these options vested, with an exercise price of $11.96 when the Company's Common Stock averaged $17.778 per share for 20 consecutive trading days. On February 22, 1996, Mr. Mead received options for the purchase of 281,250 shares at an option price of $18.417. Of these options, 70,313 shares have vested, with the remaining three-fourths vesting in February 1998, February 1999 and February 2000.
(d) Messrs. Hammett and Schultz received grants to purchase 67,500 shares on March 11, 1994. On April 26, 1995, these options vested, with an exercise price of $11.96 when the Company's Common Stock averaged $17.778 per share for 20 consecutive trading days. On February 22, 1996, Messrs. Hammett and Schultz received grants to purchase 52,500 shares at an option price of $18.417. Of these options, 13,125 shares have vested, with the remaining three-fourths vesting in February 1998, February 1999 and February 2000.

(e) Mr. Hickey received a grant to purchase 300,000 shares of Common Stock at $18.917 per share on June 5, 1995. Of these options, 75,000 shares vested in June 1996, with the remaining three-fourths vesting in June 1997, June 1998 and June 1999.
(f) Mr. Schmutz received a grant to purchase 21,937 shares on March 11, 1994. On April 26, 1995, these options vested, with an exercise price of $11.96 when the Company's Common Stock averaged $17.778 per share for 20 consecutive trading days. On February 22, 1996, Mr. Schmutz received a grant to purchase 15,000 shares at an option price of $18.417. Of these options, 3,750 have vested, with the remaining three-fourths vesting in February 1998, February 1999 and February 2000.

                               PENSION PLAN TABLE

       The Company has, since 1969, maintained a non-contributory defined benefit pension plan (the "Retirement Plan"), which is a qualified plan under Federal income tax laws, for all of its full-time employees who have attained the age of 21, which is designed to provide annual retirement benefits to employees, subject to age and period-of-employment conditions. During the fiscal year ended May 31, 1989, the Board established a Supplemental Executive Retirement Plan for highly compensated employees, which constitutes a non-qualified plan under Federal income tax laws (the "SERP").

       Using estimated Social Security benefits of $15,912 (the Estimated Annual Primary Insurance Amount for an age 65 retiree in 1997 with maximum Social Security earnings in all years), the estimated annual retirement benefits under both the Retirement Plan and the SERP are set forth in the following table:

                         YEARS OF SERVICE AT RETIREMENT

  AVERAGE
   ANNUAL
COMPENSATION         15         20         25          30          35
------------         --         --         --          --          --
175,000           69,000       92,000     92,000      92,000      92,000
200,000           80,000      107,000    107,000     107,000     107,000
225,000           92,000      122,000    122,000     122,000     122,000
250,000          103,000      137,000    137,000     137,000     137,000
300,000          125,000      167,000    167,000     167,000     167,000
350,000          148,000      197,000    197,000     197,000     197,000
400,000          170,000      227,000    227,000     227,000     227,000
450,000          193,000      257,000    257,000     257,000     257,000
500,000          215,000      287,000    287,000     287,000     287,000
550,000          238,000      317,000    317,000     317,000     317,000
600,000          260,000      347,000    347,000     347,000     347,000
650,000          283,000      377,000    377,000     377,000     377,000
700,000          305,000      407,000    407,000     407,000     407,000
750,000          328,000      437,000    437,000     437,000     437,000
800,000          350,000      467,000    467,000     467,000     467,000

       "Compensation" under both the Retirement Plan and the SERP includes normal base pay plus overtime and bonus during a plan year, but not compensation resulting from the exercise of stock options or deferred compensation. The table set forth above illustrates estimated benefits payable determined on a straight-life annuity basis. There are no offsets in the amounts above for Social Security benefits.

       The years of credited service under the Company's Retirement Plans for the persons named in the Summary Compensation Table are as follows: Mr. Mead, 5 years; Mr. Hammett, 5 years; Mr. Schultz , 5 years; Mr. Schmutz 5 years and Mr. Hickey 2 years.

STOCK OPTIONS

       The following table summarizes as to each of the five most highly compensated executive officers of the Company, the number and terms of stock options granted during the year ended December 31, 1996:


                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                         OF ASSUMED ANNUAL
                                                                                        RATES OF STOCK PRICE
                                                                                            APPRECIATION
                             INDIVIDUAL GRANTS                                            FOR OPTION TERM
                             -----------------                                            ---------------

                                        PERCENT OF
                                          TOTAL
                          NUMBER OF      OPTIONS
                         SECURITIES     GRANTED TO
                         UNDERLYING     EMPLOYEES
                           OPTIONS          IN
NAME                       GRANTED        FISCAL       EXERCISE
----                       -------        ------       PRICE$/      EXPIRATION
                                           YEAR         SHARE          DATE            5%                10%
                                           ----         -----          ----            --                ---
Gary L. Mead                 281,250       21.8%       $18.417     02/22/2006       $3,257,537         $8,255,237

William C. Hammett            52,500        4.1%       $18.417     02/22/2006         $608,073         $1,540,978

Stephen B. Hickey                 --         --             --             --               --                 --

John F. Schmutz               15,000        1.2%       $18.417     02/22/2006         $173,735           $440,279

Steven T. Schultz             52,500        4.1%       $18.417     02/22/2006         $608,073         $1,540,978

All Stockholders               N/A          N/A           N/A           N/A       $934,129,519     $2,367,267,606

All Optionees              1,288,531      100.00%      $19.054(1)       N/A       $ 15,440,413        $39,129,038

All Optionees as % of
All Stockholders' Gain         N/A          N/A           N/A           N/A               1.65%              1.65%

---------------

(1) Represents the weighted average exercise price of options granted to all optionees.

       The following table provides information concerning the exercise of stock options during 1996, and the year-end value of unexercised options for each of the five most highly compensated executive officers of the Company.


             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END STOCK OPTION VALUES

                                                               NUMBER OF
                             SHARES                      SECURITIES UNDERLYING
                            ACQUIRED                          UNEXERCISED                  VALUE OF UNEXERCISED
                               ON           VALUE            STOCK OPTIONS              IN-THE-MONEY STOCK OPTIONS
          NAME              EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(1)
          ----              --------      --------     -------------------------       ----------------------------
Gary L. Mead                      --             --        4,050,000/281,250            $  58,370,775/$181,781

William C. Hammett            62,779     $1,060,154          435,961/ 52,500            $   6,184,976/$ 33,933

Stephen B. Hickey                 --             --           75,000/225,000            $      10,975/$ 32,925

John F. Schmutz               65,000     $1,098,843          210,999/ 15,000            $   3,088,986/$  9,695

Steven T. Schultz            275,750     $4,235,872          222,999/ 52,500            $   2,869,312/$ 33,933


(1) These amounts were calculated by subtracting the exercise price from the market value of underlying securities at year-end based on a price per share of $19.063 which represents an average of the high and low of the Company's Common Stock on December 31, 1996, the last trading day of the year.


                           COMPENSATION OF DIRECTORS

       The Company's 1984 Stock Option Plan permits non-employee directors of the Company to receive stock options for 30,375 shares of the Company's common stock annually in lieu of annual retainers and all meeting fees previously paid by the Company to non-employee directors. These options are granted annually following the election of directors at each Annual Meeting of Shareholders. Options granted to directors are for ten-year terms at per share exercise prices of not less than the fair market value of the Company's stock on the date of each annual grant and are exercisable (except under the general acceleration provisions of the 1984 Plan upon an offer that results in the acquisition of 40% or more of the Company's outstanding stock) on the anniversary date of each grant. Such grants are in lieu of all annual retainers or directors' fees, and assist in ensuring that directors will be closely aligned with the equity interests of shareholders, thereby promoting the Board's continued focus on further enhancement of shareholder value.

       In the event a non-employee director ceases to be a director of the Company for any reason, any such option granted to such a director expires one
(1) year from the date that the person ceased to be a director of the Company. The Board of Directors may grant an option for 30,375 shares (or a pro rata portion thereof) to any new non-employee director elected to fill a vacancy on the Board or newly created Board seat between Annual Meetings of Shareholders in lieu of a retainer and meeting fees.

       The provisions relating to the grant of stock options to non-employee directors may not be amended more than once every six months, except to conform the 1984 Plan to any changes that may have occurred in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

                            EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH GARY L. MEAD

       On March 3, 1992, the Board of Directors elected Gary L. Mead as President and Chief Executive Officer of the Company. In connection therewith, the Board determined it would be in the best interests of the Company to retain Mr. Mead's services for a five-year period under the terms of an Employment Agreement, dated as of March 3, 1992, between the Company and Mr. Mead (the "President's Employment Agreement"). The President's Employment Agreement expired by its terms on March 3, 1997.

       Under this agreement, Mr. Mead was entitled to receive an annual salary of $350,000, and such greater annual salary after the first year of employment as the Compensation and Stock Option Committee of the Board of Directors (the "Committee") in its sole discretion may determine. Mr. Mead was further entitled to participate in the Company's bonus or incentive compensation plans as established by the Committee from time to time.

       The President's Employment Agreement also provided, among other things, that (i) Mr. Mead is entitled to participate in all employee benefit plans that the Company may establish for senior executives, (ii) a country club membership in Mr. Mead's name, for his and his family's use, and (iii) severance pay in the amount of three (3) times his highest annual salary as in effect during the term of the agreement period, plus three (3) times the average of actual bonus paid to Mr. Mead over the life of the agreement if the Company terminates Mr. Mead's employment without cause or if he resigns for good reason. The Company also purchased and paid premiums on a life insurance policy covering Mr. Mead in the amount of $1 million at standard rates.

       In connection with his employment as President and Chief Executive Officer of the Company, Mr. Mead was initially granted non-qualified options to purchase up to 3,290,625 shares, exercisable at an adjusted option price of $2.962. The Company entered into a registration rights agreement, dated March 3, 1992, under the terms of which the Company agreed to register on behalf of Mr. Mead the offer and sale of shares of common stock covered by the Option Agreement under the Securities Act of 1933, upon certain limitations and conditions, of which all expenses of such registration would be borne by the Company.

              UNTIMELY REPORTS OF BENEFICIAL OWNERSHIP BY INSIDERS

       Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Act"), directors, certain officers and shareholders beneficially owning in excess of 10% of the outstanding shares of the Company's common stock are required to file various reports with the Securities and Exchange Commission ("SEC").

       The Company believes that all reports on Forms 3, 4 and 5 have been filed with the appropriate regulatory authorities in a timely manner, or confirmations of reportable transactions have been received by copy of such Forms indicating compliance with the required filings in a timely manner.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LA QUINTA INNS, INC. PURCHASES COMMON STOCK

       The Airlie Group L.P. ("Airlie") is an investment limited partnership whose general partner is EBD, L.P. One of the two general partners of EBD, L.P. is TMT-FW, Inc., of which Mr. Taylor is President. One of Airlie's institutional limited partners decided in January 1996 to sell its interest in the limited partnership, which included 1,700,000 shares of the Company's Common Stock. As a result thereof, 1,200,000 shares of Airlie's holding in the Company's Common Stock were purchased by Portfolio C Investors, L.P. Mr. Taylor is the President of Trinity Capital Management, Inc., which is the sole general partner of TF Investors, L.P., which is the sole general partner of Trinity I Fund, L.P., which is the sole stockholder of Portfolio Associates, Inc., which is the sole general partner of Portfolio C Investors, L.P. The Company was offered the opportunity to participate in this transaction, and on January 23, 1996, the Company purchased 500,000 shares of its Common Stock held by Airlie for a purchase price of $23.00 per share in cash. The negotiated purchase price took into account a block discount off the market price per share. On the date of purchase, the fair market value per share of the Company's stock (the average of the high and low price) was $24.50. This transaction was approved by the independent members of the Board of Directors on January 2, 1996.

PURCHASE OF LAND FROM CITYVIEW PARTNERS, L.P.

       The Company purchased 3.193 acres of unimproved commercial property located in Fort Worth, Tarrant County, Texas, for construction of a 128 room La Quinta Inn & Suites on June 27, 1996. The purchase price of the property was $938,837.25. The property was purchased from Cityview Partners, L.P., a Texas limited partnership comprised of Kolba Management, Inc., a Texas corporation and sole general partner and Lee M. Bass, Inc., a Texas corporation and sole limited partner. Lee M. Bass, Inc. is a significant shareholder of the Company. Mr. Sterling, a director of the Company, is the Vice President and Chief Financial Officer of Lee M. Bass, Inc. The Company believes that the terms of the acquisition are comparable to those which could have been obtained from an unrelated third-party seller.

ADVANCEMENT OF LEGAL DEFENSE EXPENSES ON BEHALF OF CERTAIN DIRECTORS

       In September 1993, a former officer of the Company filed suit against the Company and certain of its directors and their affiliate companies. Certain expenses for the named directors' defense are being advanced pursuant to a written Indemnification Agreement between the Company and said individuals, the Company's By-Laws and an action of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Directors Cunningham and Taylor comprised the Company's Compensation and Stock Option Committee during 1996. Both are non-employee directors, and neither are former officers of the Company or any of its subsidiaries.


                   PROPOSAL TO AMEND THE AMENDED AND RESTATED
                  LA QUINTA INNS, INC. 1984 STOCK OPTION PLAN

                                (PROPOSAL NO. 2)


GENERAL

       The Board of Directors has recommended shareholder approval of certain amendments to the La Quinta Inns, Inc. 1984 Stock Option Plan (the "1984 Plan"), as amended and restated as of May 23, 1996, that would: (a) set the limit on the number of shares subject to options which may be granted to any individual employee in any one year at 525,000 shares, and (b) automatically increase the number of shares for which stock options may be granted annually to individual employees to reflect adjustments for future stock splits in the form of stock dividends or otherwise. In Proposal No. 4, the Board of Directors has further recommended that the 1984 Plan be terminated and replaced with the 1997 Equity Participation Plan of La Quinta Inns, Inc. (the "1997 Plan").

       The principal features of the proposed amendment are summarized below, but the summary is qualified in its entirety by reference to the proposed amendment itself. Copies of the proposed amendment can be obtained by making a written request to the Company's Secretary.

PROPOSED CHANGES TO 1984 PLAN

       Prior to approval of this amendment, the 1984 Plan set the limit on the number of shares subject to options which may be granted to any individual employee in any one year at 350,000 shares. This limitation on the maximum option grant was adopted by the shareholders on May 26, 1994, and it does not contain a provision allowing for adjustments in said number to take into account certain events, including stock splits (in the form of stock dividends and otherwise).

       Subsequent to the adoption of this limitation, the Board of Directors declared two three-for-two splits of the Company's Common Stock on September 21, 1994 and June 13, 1996. All outstanding options held by non-employee directors and employees participating in the 1984 Plan, as well as the number of shares available for issuance pursuant to future option grants under the 1984 Plan, were proportionately adjusted to reflect the three-for-two split of the Company's Common Stock pursuant to the terms of the outstanding stock options and the 1984 Plan. Despite these three-for-two splits of the Company's Common Stock, however, the 1984 Plan still provides for a limit on annual grants of stock options of 350,000 shares.

       The proposed amendment to the 1984 Plan would correct this anomalous situation by increasing the limit on the number of shares subject to options which may be granted to any individual employee from 350,000 to 525,000, thereby reflecting part of the three-for-two splits of the Company's Common Stock which have occurred since the date of the aforementioned amendment to the Plan. The proposed amendment would also provide that the number of shares subject to the annual grants of stock options to individual employees provided for under the 1984 Plan would be adjusted in the future upon the occurrence of certain events, such as stock splits and stock dividends. Further, approval of the proposed amendment would permit the Company's Executive Vice President and Chief Operating Officer, Ezzat S. Coutry, to whom the Board has already granted options in contemplation of, and conditioned upon shareholder approval of, the proposed amendment, to retain such options.

REASONS FOR ADOPTION OF THE 1984 PLAN AMENDMENT

       The Board of Directors believes it is advisable and appropriate to amend the 1984 Plan to (i) correct this anomalous situation by increasing the limit on the number of shares subject to options which may be granted to any individual employee from 350,000 to 525,000, thereby reflecting part of the two three-for-two splits of the Company's Common Stock, which occurred since the date of the amendment to the Plan which set the limit of annual grants of stock options to non-employee directors at 350,000 shares; (ii) specifically provide that the number of shares subject to the annual grants of stock options to individual employees provided for under the 1984 Plan shall be adjusted in the future upon the occurrence of certain events, such as stock splits and stock dividends; and (iii) permit the Company's Executive Vice President and Chief Operating Officer, Ezzat S. Coutry, to whom the Board has already granted options in contemplation of, and conditioned upon shareholder approval of, the proposed amendment, to retain such options. In Proposal No. 4, the Board of Directors has further recommended that the 1984 Plan be terminated and replaced with the 1997 Plan.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

       The affirmative vote of a majority of votes cast on the proposed amendment to the 1984 Plan is required to approve the amendment, provided that the total vote cast on the amendment represents over fifty percent in interest of all securities entitled to vote on the amendment.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE 1984 PLAN.



                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                       INCREASING AUTHORIZED COMMON STOCK

                                (PROPOSAL NO. 3)


       At its meeting held on February 26, 1997, the Board of Directors voted to recommend to the shareholders that the number of shares of Common Stock, par value $.10 per share, of the Company be increased from 100 million shares to 200 million shares by amendment of the Company's Restated Articles of Incorporation (the "Amendment").

       As of March 3, 1997, there were 77,578,705 shares of Common Stock outstanding, exclusive of 6,162,290 shares held in treasury. As of that date, there were reserved, out of authorized but unissued shares, 5,069,120 shares for issuance to employees upon exercise of options under the Company's 1984 Stock Option Plan (the "1984 Plan"). Also as of March 31, 1997, there were reserved out of treasury shares 3,290,625 shares of Common Stock for issuance to Mr. Mead under his Non-Qualified Stock Option Agreement dated March 3, 1992 (the "Mead Plan"). After giving effect to authorized but unissued shares reserved for issuance in connection with the 1984 Plan and the Mead Plan, 474,425 authorized but unissued shares of Common Stock of the Company and 2,871,665 treasury shares were available for issuance as of that date.

       The Board of Directors considers it advantageous, desirable and prudent to increase the number of authorized shares of Common Stock of the Company at this time so that adequate shares of Common Stock will be available for issuance for any proper corporate purpose, such as acquisitions other than for cash, stock dividends or splits and future employee benefit plans. The Board of Directors believes that increasing the additional authorized shares of Common Stock available for issuance would provide management with the flexibility needed for future expansion of the Company's activities. Having additional authorized shares of Common Stock available would permit the Company to benefit from advantageous market conditions for the sale of additional Common Stock, for acquisition of desirable properties or companies, or for other proper corporate purposes. The Company does not have any present or pending plans for an acquisition or merger.

       If the Amendment contained in the Proposal No. 3 is approved and adopted by the shareholders, the additional authorized shares of Common Stock would be available for issuance by the Board of Directors without further shareholder authorizations, except as may otherwise be required by law or by the rules and regulations of the New York Stock Exchange or any other stock exchange on which the Company's shares might be listed. Holders of the Company's Common Stock have no pre-emptive or other rights to subscribe for any additional shares that might be issued. Moreover, any such issuance of additional authorized shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock. Except as stated above, the Company currently has no specific plans, agreements, understandings or commitments with respect to the issuance of any additional shares of Common Stock. Although the Board of Directors has no present intention of so doing, additional authorized shares of Common Stock could (within the limits imposed by applicable law and the rules of the New York Stock Exchange) be issued in one or more transactions, which could be used to dilute the stock ownership of persons seeking to obtain control of the Company or otherwise make more difficult and, therefore, less likely a takeover of the Company.

       Proposal No. 3 is not being recommended in response to any specific effort of any person, of which the Company is aware, to obtain control of the Company.

       At its meeting held on February 26, 1997, the Board of Directors adopted the following resolution for submission to the shareholders:

       RESOLVED: That ARTICLE FOUR of the Restated Articles of Incorporation of the Company, be and hereby is, amended in its entirety to read as follows:

       "The aggregate number of shares of Common Stock which the Corporation has authority to issue is Two Hundred Million (200,000,000) of a par value of Ten Cents ($.10) per share."

       The Persons named in the accompanying proxy will vote as directed by the shareholders with respect to the proposed Amendment to the Restated Articles of Incorporation to increase the authorized shares of Common Stock of the Company, or, in absence of such direction, will vote for the adoption of the Amendment to the Restated Articles of Incorporation. Adoption of the Amendment contained in this Proposal No. 3 requires the affirmative vote of at least two-thirds of the total number of outstanding shares entitled to vote thereon.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3 TO ADOPT THE AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK.

              PROPOSAL TO ADOPT THE 1997 EQUITY PARTICIPATION PLAN
                            OF LA QUINTA INNS, INC.

                                (PROPOSAL NO. 4)


GENERAL

       The Board of Directors ("Board") has recommended shareholder approval of adoption of the 1997 Equity Participation Plan of La Quinta Inns, Inc. (the "1997 Plan") that would replace and terminate the Amended and Restated 1984 Stock Option Plan (the "1984 Plan") and continue to provide stock-based incentive compensation to certain employees, consultants and directors.

       On February 26, 1997, the Board adopted the 1997 Plan. The principal purposes of the 1997 Plan are to provide incentives for officers, key employees and consultants of the Company and its subsidiaries through granting of options, stock appreciation rights ("SARs") and other awards ("Awards"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Awards made to officers, key employees or consultants, the 1997 Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula, as described in further detail below.

       Under the 1997 Plan, not more than 4,000,000 shares of Common Stock (or the equivalent in other equity securities), plus the remaining number of shares available pursuant to the 1984 Plan, are authorized for issuance upon exercise of options, SARs and other Awards, or upon vesting of other Awards. Such number includes the remaining number of shares available pursuant to the 1984 Plan, upon which no further grants will be made. Furthermore, the maximum number of shares which may be subject to options, SARs or other Awards granted under the 1997 Plan to any individual in any calendar year cannot exceed 500,000 (subject to adjustment as provided in the 1997 plan). As of March 3, 1997, a total of 5,069,120 shares were subject to outstanding stock options held by approximately 97 officers, directors and key employees under the 1984 Plan, and 474,425 shares remained available for the grant of new stock options under the 1984 Plan. On March 3, 1997, the average between the high and the low reported sales price of a share of the Company's Common Stock on the New York Stock Exchange was $19.750 per share.

       The shares available under the 1997 Plan upon exercise of options, SARs and other Awards may either be previously authorized but unissued shares or treasury shares, and may be equity securities of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. The Committee (or the Board with respect to Director Options) will make appropriate adjustments in the number and kind of securities subject to the 1997 Plan and to outstanding Awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; the sale, transfer, exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other Securities of the Company; or any other similar corporate transaction or event (an "extraordinary corporate event").

       If any portion of an option, SAR or other Award expires or is canceled without having been fully exercised, or is exercised for cash (as permitted under the 1997 Plan), the shares which were subject to the unexercised portion of such option, SAR or other Award will continue to be available for issuance under the 1997 Plan.

       The principal features of the 1997 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1997 Plan itself. Copies of the 1997 Plan can be obtained by making written request of the Company's Secretary.

ADMINISTRATION

       The Compensation and Stock Option Committee of the Board or a subcommittee thereof (the "Committee") will administer the 1997 Plan with respect to grants to employees or consultants of the Company, and the full Board will administer the 1997 Plan with respect to Director Options. The Committee will consist solely of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act ("Rule 16b-3") and, with respect to options, SARs and other Awards which are intended to constitute performance-based compensation under Section 162(m) of the Code, an "outside director" for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the 1997 Plan, the Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or
advisable for the administration of the 1997 Plan.   Similarly, the Board has
discretion to determine the terms and conditions of Director Options and to interpret and administer the 1997 Plan with respect to Director Options, consistent with the specific formula terms described in more detail below. The Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the 1997 Plan.

PAYMENT FOR SHARES

       The exercise or purchase price for all options, SARs and other Awards that provide a right to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee (or the Board with respect to Director Options), be paid in whole or in part in Common Stock owned by the recipient (or issuable upon exercise of the option) valued at its fair market value on the date of exercise or through delivery of other property which constitutes good and valuable consideration, through delivery of a recourse promissory note bearing interest payable to the Company, or through delivery of a notice that the optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the option, and that the broker has been directed to pay the net proceeds of the sale to the Company in satisfaction of the exercise price, or by a combination of the foregoing. In addition, the Committee (or the Board with respect to Director Options) may in its discretion allow a delay in payment up to thirty (30) days from the date the option, or portion thereof, is exercised.

AMENDMENT AND TERMINATION

       Amendments of the 1997 Plan to increase the number of shares as to which options, SARs or other Awards may be made or to modify the maximum number of shares which may be subject to options, SARs or other Awards granted under the 1997 Plan to any individual in any fiscal year (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions), require the approval of the Company's stockholders.
In all other respects, the 1997 Plan can be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the 1997 Plan will not, without the consent of the participant, alter or impair any rights or obligations under any option, SAR or other Award previously awarded, unless the agreement governing such option, SAR or other Award itself otherwise expressly so provides. No termination date is specified for the 1997 Plan.

ELIGIBILITY

       Options, SARs and other Awards under the 1997 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries and who are determined by the Committee to be key employees. Such Awards also may be granted to consultants of the Company selected by the Committee for participation in the 1997 Plan. Approximately 97 officers and other employees are eligible to participate in the 1997 Plan. More than one option, SAR or other Award may be granted to an employee or consultant, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an ISO (as defined herein) is first exercisable by an optionee (i.e. "vests") during any calendar year cannot exceed $100,000. In addition, non-employee directors of the Company will be granted NQSOs (as defined herein) by the Board under the 1997 Plan. Five directors are currently eligible for Director Options in the 1997 Plan.

AWARDS UNDER THE 1997 PLAN

       The 1997 Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

       Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than 85 percent of fair market value) and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the satisfaction of individual or Company performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee.

       Director Options are NQSOs granted to non-employee directors of the Company pursuant to a formula. Under the formula in the 1997 Plan, all persons who, as of the effective date of the 1997 Plan, are non-employee directors, and any person who, during the term of the 1997 Plan, is initially elected to the Board and who is a non-employee director at the time of such initial election, automatically shall be granted an option to purchase 30,375 shares of Common Stock (subject to adjustment as provided in the 1997 Plan) on the effective date of the 1997 Plan or the date of such initial election, as applicable. During the term of the 1997 Plan, each then current non-employee director shall automatically be granted a NQSO to purchase 30,375 shares of Common Stock (subject to adjustment as provided in the 1997 Plan) at each subsequent annual meeting at which he is reelected to the Board. In addition, the Board shall have discretion to make grants to non-employee directors who take office between annual meetings of the stockholders. Further stockholder action is not required with respect to such option grants. The exercise price of the Director Options shall be 100% of the fair market value of a share of Common Stock on the date of grant. The period during which the right to exercise a Director Option in whole or in part vests in the optionee will be set by the Board. No portion of a Director Option shall be exercisable prior to the first anniversary of the date of grant or after the tenth anniversary of the date of grant.

       Incentive Stock Options ("ISOs") will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1997 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

       Restricted Stock, subject to a maximum of 1,500,000 shares, may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

       Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock Award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

       Stock Appreciation Rights may be granted in connection with stock options or other Awards, or separately. SARs granted by the Committee in connection with stock options or other Awards typically will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 1997 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the

Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

       Dividend Equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

       Performance Awards may be granted by the Committee to employees or consultants based upon, among other things, the contributions, responsibilities and other compensation of the particular employee or consultant. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance Awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance Awards may also include bonuses granted by the Committee and which may be payable in cash or in Common Stock or in a combination of both.

       Stock Payments may be authorized by the Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

       The Committee may designate key employees as "Section 162(m) Participants," whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to Section 162(m) Participants restricted stock, deferred stock, SARs, dividend equivalents, performance awards and stock payments that vest or become exercisable upon the attainment of performance targets for the Company which are related to one or more of the following performance goals:
(i) pre-tax income; (ii) operating income; (iii) cash flow; (iv) earnings per share; (v) earnings before interest, taxes, depreciation and amortization, (vi) return on equity, (vii) return on invested capital or assets, (viii) cost reduction or savings and (ix) the market price of a share of the Company's Common Stock.

1997 PLAN BENEFITS

       The benefits, amounts and values to be received by the Named Executive Officers, individually and as a group, and by other employees and consultants of the Company under the 1997 Plan are not determinable. On date of the next annual meeting of stockholders after the effective date of the 1997 Plan at which the Company's non-employee directors are elected to the Board, options for 151,875 shares in the aggregate of Common Stock will automatically be granted to those non-employee directors who are elected at such meeting.

MISCELLANEOUS PROVISIONS

       The Committee (or Board with respect to Director Options) has discretion under the 1997 Plan to provide that options and other rights to acquire Common Stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified extraordinary corporate events; but in such event the Committee may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such events, even though the options or other Awards have not yet become fully exercisable, and the Committee may also provide that all restrictions imposed on some or all shares of restricted stock and/or deferred stock shall lapse, and some or all shares of restricted stock may cease to be subject to the Company's right to repurchase after such event.

       The 1997 Plan specifies that the Company may make loans to key employees to enable them to exercise options, purchase shares or realize the benefits of other Awards granted under the 1997 Plan. The terms and conditions of any such loan are to be set by the Committee.

       The dates on which options or other Awards under the 1997 Plan first become exercisable and on which they expire will be set forth in individual Award agreements setting forth the terms of the Awards. The Agreements of employees and consultants generally will provide that options and other Awards expire upon termination of the participant's status as an employee or consultant, although the Committee may provide that such options or other Awards continue to be exercisable following a termination, or following a Change in Control of the Company (as defined in the 1997 Plan), or because of the grantee's retirement, death, disability or otherwise. The Agreements of directors will provide that options granted to directors continue to be exercisable for one year after the termination or the participant's status as a director, and after such one year period, expire. Similarly, restricted stock granted under the 1997 Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors.

       In the event of a "Change in Control" of the Company (as such term is defined in the Plan), outstanding options automatically vest. Upon a "Corporate Transaction" (as such term is defined in the Plan), the Committee may determine the conditions upon which outstanding options vest.

       No option, SAR or other Award granted under the 1997 Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

       As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any option or other Award granted under the 1997 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other Awards, subject to the discretion of the Committee (or the Board with respect to Directors Options) to disapprove such use.

       The 1997 Plan must be approved by the stockholders within twelve months of the date of its adoption. Options, SARs and other Awards under the 1997 Plan may be granted prior to such approval, provided that such options, SARs or other Awards may not vest or become exercisable prior to the stockholders' approval of the 1997 Plan and that if such approval is not received within the twelve month period, all such options, SARs and other Awards shall become null and void.

SECURITIES LAWS

       The 1997 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 1997 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 1997 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The tax consequences of the 1997 Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the 1997 Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of Section 162(m) of the Code ("Section 162(m)"), as discussed in further detail below. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

       Nonqualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the 1997 Plan, but will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee's basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gain or loss.

       Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an "item of tax preference" for the optionee. Generally, upon the sale or other taxable disposition of the shares of Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise.
If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock.

       Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

       Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) of the Code with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company will be entitled to a deduction for the same amount. The Code does not permit a
Section 83(b) election to be made with respect to deferred stock.

       Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

       Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

       Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

       Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and the

Company will not be entitled to a deduction at that time. When and to the extent such NQSOs are exercised, the rules regarding NQSOs outlined above will generally apply.

       Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 1997 Plan may qualify as "qualified performance-based compensation" for purposes of Section 162(m) if such awards are granted or vest upon the preestablished objective performance goals described above.

       The Company has attempted to structure the 1997 Plan in such a manner that the Committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from adopting a contrary position.

REASONS FOR ADOPTION OF THE 1997 PLAN

       As of March 3, 1997, approximately 474,425 shares remained available for future awards under the 1984 Plan. Also on that date, options held by approximately 97 officers, directors and key employees and covering approximately 5,069,120 shares were outstanding under the 1994 Plan, of which 2,999,031 were exercisable. The Board has determined that it is advisable to continue to provide stock-based incentive compensation to the Company's key employees and consultants, thereby continuing to align the interests of such employees and consultants with those of the stockholders, and that awards under the 1997 Plan are an effective means of providing such compensation. The Board has also determined that it is advisable to provide non-employee directors of the Company with the additional incentive to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success. In order to accomplish said objectives, the Board has determined that it would be advisable to terminate the 1984 Plan and replace it with the 1997 Plan.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

       The affirmative vote of a majority of votes cast on the proposal to adopt the 1997 Plan is required to approve the Proposal, provided that the total vote cast on the proposal represents over fifty percent in interest of all securities entitled to vote on the proposal.

       THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 4 TO APPROVE THE 1997 EQUITY PARTICIPATION PLAN.


                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 5)

       The Board of Directors of the Company, adopting the recommendation of its Audit Committee, has unanimously appointed the firm of KPMG Peat Marwick, LLP as independent auditors to examine the combined financial statements of the Company for the year ending December 31, 1997. This firm has acted as independent accountants of the Company since 1971.

       A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if that person desires to do so, and is expected to be available to respond to appropriate questions.

       Approval of the appointment of independent accountants is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of votes cast on the proposal is required.

       THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 5 TO APPROVE THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.


                             SHAREHOLDER PROPOSALS

       It is anticipated that the 1998 Annual Meeting of Shareholders will be held in May 1998. Shareholder proposals intended to be presented at the 1998 Annual Meeting and included in the Company's proxy statement therefor must be received in writing by the Secretary of the Company at its principal executive offices, 112 East Pecan Street, Suite 200, San Antonio, Texas 78205, not later than December 15, 1997.


                                 OTHER MATTERS

       No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, and including any shareholder proposal omitted from this Proxy Statement pursuant to SEC Rule 14a-8, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies in the accompanying proxy will vote for other persons in their place in what they consider the best interests of the Company.

ADDITIONAL INFORMATION

       The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay Georgeson & Co. a fee of $7,000 and reimburse it for certain out-of-pocket expenses. In addition, the Company will reimburse its transfer agent, Boston EquiServe, L.P., for charges and expenses in connection with the distribution of proxy material to brokers or other persons holding stock in their names or in the names of their nominees and for charges and expenses in forwarding proxies and proxy material to the beneficial owners. Solicitations may also be made by officers and regular employees of the Company, without additional compensation, by use of mail, telephone, telegraph or personal calls.

       The foregoing Notice of Annual Meeting and Proxy Statement are sent by order of the Board of Directors.

                                                  JOHN F. SCHMUTZ


                                           Vice President-General Counsel
                                                    and Secretary

April 7, 1997

                                  DETACH HERE

                              LA QUINTA INNS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Gary L. Mead, Thomas M. Taylor and John F. Schmutz, or any of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of La Quinta Inns, Inc., to be held in the 3rd Floor Conference Room of the Company's Corporate Offices, 112 East Pecan Street, San Antonio, Texas, on May 22, 1997.

         To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need to be checked.


                                                                -----------
                                                                SEE REVERSE
                                                                   SIDE
                                                                -----------

                 (Continued and to be signed on other side)

                                 DETACH HERE


         Please mark
         votes as in
  X      this example.
-----
This proxy will be voted as you direct below.  In the absence of such direction, it will be voted FOR Directors and FOR the Proposals below.  As to such other matters as properly may come before this meeting, this proxy will be voted by the persons named herein according to their best judgment in the interest of the Company.

1.       THE ELECTION OF DIRECTORS:                                 4.       APPROVAL OF THE 1997 EQUITY
         W. CUNNINGHAM, G. MEAD, W. RAZZOUK,                                 PARTICIPATION PLAN.
         P. STERLING, K. STEVENS AND T. TAYLOR                                                ___    _______    _______
                                                                                              For    Against    Abstain
                         ______  ________
                         For     Withheld                           5.       APPROVAL OF APPOINTMENT
                                                                             OF INDEPENDENT ACCOUNTANTS
         ____________________________________________________                FOR 1997.        ___    _______    _______
         (INSTRUCTION:  To withhold authority to vote for any                                 For    Against    Abstain
         individual nominee write that nominee's name  on the
         line provided above.)
                                                                    6.       IN THEIR DISCRETION, UPON SUCH OTHER MATTERS
2.       APPROVAL OF AMENDMENT TO 1984                                       AS PROPERLY MAY COME BEFORE THE MEETING.
         STOCK OPTION PLAN TO ADJUST ANNUAL
         GRANT LIMITS.    ______  ________
                          For     Withheld                                   MARK HERE
                                                                             FOR ADDRESS
3.       APPROVAL OF AMENDMENT TO THE                                        CHANGE AND
         ARTICLES OF INCORPORATION INCREASING                                NOTE AT LEFT     __________
         AUTHORIZED COMMON STOCK.
                          _____   ________                          PLEASE DO NOT FOLD OR MUTILATE THIS CARD.
                          For     Withheld
                                                                    NOTE:  Please sign as name appears.  Joint owners should each sign.  When signing as Attorney, Executor, Administrator or
                                                                    Guardian, please give full title as such.  If signer is a
                                                                    corporation, please sign with the full corporation name
                                                                    by duly authorized officer or officers.


Signature: _________________  Date: ___________    Signature:___________________________ Date: ____________